Exhibit 99.1
Contact:	Jake Elguicze Vice President Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 24, 2011
TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
Full year 2010 revenue of $1.8 billion — up 2% as reported, up 3% constant currency
Full year 2010 diluted adjusted EPS from continuing operations of $3.93
Full year 2010 diluted GAAP EPS from continuing operations of $3.09
PROVIDES 2011 OUTLOOK
Limerick, PA — Teleflex Incorporated (NYSE: TFX), a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety, today announced financial results for the fourth quarter and year ended December 31, 2010.
Fourth Quarter Financial Highlights and Business Segment Commentary
Fourth quarter 2010 net revenues were $493.2 million, a 1% increase over fourth quarter revenues of 2009. Revenues for the quarter increased 3% on a constant currency basis, offset by foreign currency fluctuations that negatively impacted sales by 1%, and the deconsolidation of an entity that negatively impacted sales 1%.
Fourth quarter 2010 GAAP income from continuing operations attributable to common shareholders was $28.5 million, or $0.71 per diluted share, a decrease of 38% from the prior year quarter. On an adjusted basis, as detailed in the reconciliation tables below, fourth quarter 2010 income from continuing operations was $40.3 million, or $1.00 per diluted share, a 6% increase over the same period in the prior year.
Fourth quarter 2010 GAAP net income attributable to common shareholders was $81.1 million compared to $42.7 million in the prior year quarter. These results include income from discontinued operations of $52.6 million in the fourth quarter of 2010, and a loss from discontinued operations of $3.2 million in the prior year quarter.
“During the fourth quarter and the first weeks of 2011, we have continued to transition Teleflex into a global pure-play medical technology leader,” said Benson Smith, Chairman, President & CEO. “Throughout the year we completed several transactions enabling us to exit non-medical segments and redeploy resources to our core medical business while reducing debt.”
Added Mr. Smith, “A key objective of our future growth and profitability strategy is to bring to market products that address infection control and prevention. During the quarter, we launched our anti-microbial ArrowEVOLUTION™ PICC with Chlorag+ard™ technology and were awarded four group purchasing organization contract extensions for a combination of vascular access and surgical products.”

“As we look ahead, our Board, management and employees are dedicated to further driving and accelerating execution of our strategy. One key goal in 2011 is to increase our medical product revenue growth rate for the full year, as compared to 2010. We will continue to pursue opportunities to maximize the value to our shareholders of our non-core assets, and will heighten our new product development focus. Through the recent acquisition of VasoNova we will be incorporating a unique central venous catheter navigation technology into the Teleflex product line as the year progresses. In addition, we’ll be fine tuning our strategies in order to increase returns and capitalize on our strengths in the marketplace,” concluded Mr. Smith.
Medical Segment
Medical Segment revenues in the fourth quarter of 2010 were $386.3 million as compared to $391.2 million in the prior year period. Revenue growth of 1% on a constant currency basis was offset by an unfavorable currency impact of 1% and impact of the deconsolidation of an entity of 1%. Constant currency revenue increases in urology, anesthesia, surgical, and specialty products sold to medical OEM’s were offset by a decline in cardiac care sales. The decline in cardiac care sales was due to the voluntary recall of the 5800 Series Intra-Aortic balloon catheters that was announced in December of 2010.
Medical Segment sales by product group were comprised of the following:

	Three Months Ended		% Increase/ (Decrease)
	December 31,	December 31,	Core	Currency/	Total
	2010	2009	Growth	Other*	Change
	(Dollars in millions)
Critical Care	$257.7	$258.8	2%	(2%)	0%
Surgical	71.7	68.5	7%	(2%)	5%
Cardiac Care	16.1	19.2	(15%)	(1%)	(16%)
OEM	40.4	40.4	1%	(1%)	0%
Other*	0.4	4.3	(73%)	(18%)	(91%)

Total net sales	$386.3	$391.2	1%	(2%)	(1%)

*	“Other” represents the impact of the deconsolidation of a variable interest entity as a result of the adoption of Accounting Standards Codification topic 810 “Consolidations.”
Segment operating profit and margins in the fourth quarter of 2010 were $63.1 million, or 16.3%, compared to $82.2 million, or 21.0%, in the prior year quarter. Fourth quarter 2010 operating profit was impacted negatively by non-recurring costs associated with the recall of our custom IV tubing product and certain intra-aortic balloon catheters and a factory shut down associated with the custom IV tubing product.
In addition to the medical technology business, Teleflex also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products.
Aerospace Segment
Aerospace Segment revenues in the fourth quarter of 2010 increased 15% to $59.1 million from $51.6 million in the prior year period. Increases in sales of narrow-body cargo handling systems, cargo containers and cargo spares and repair sales more than offset lower sales of wide-body cargo handling systems, resulting in a 16% increase in core revenue during the quarter. This increase was partly offset by an unfavorable currency impact of 1%.

Segment operating profit and margins in the fourth quarter of 2010 were $11.4 million, or 19.2%, compared to $4.5 million, or 8.8%, in the prior year quarter.
Commercial Segment
Commercial Segment revenues in the fourth quarter of 2010 increased 10% to $47.7 million from $43.3 million in the same period last year. Core revenue growth of 10% was the result of increased Marine OEM and aftermarket sales.
Segment operating profit and margins in the fourth quarter of 2010 were $2.3 million, or 4.9%, compared to $3.0 million, or 7.0%, in the prior year quarter.
Balance Sheet Highlights
Cash and cash equivalents on hand at December 31, 2010 were $208.5 million compared to $188.3 million at December 31, 2009, up 11%.
Net accounts receivable at December 31, 2010 were $294.2 million compared to $265.3 million at December 31, 2009, up 11%. Excluding the $39.7 million impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing” (“ASC 860”), net accounts receivable declined 4%.
Net inventory at December 31, 2010 was $338.6 million compared to $360.8 million at December 31, 2009, a decline of 6%.
Net debt at December 31, 2010 was $708.7 million compared to $1,008.2 million at December 31, 2009, a decline of 30%. Excluding the $29.7 million impact of ASC 860, net debt declined 33%.
“During the fourth quarter of 2010 we continued to improve our overall capital structure through the prepayment of our 2004 senior notes,” stated Richard A. Meier, Executive Vice President and Chief Financial Officer. “As a result of the capital markets transactions we completed during 2010, we have improved our ability to access additional capital to grow our core medical business while keeping the company’s cost of capital relatively unchanged.”
2010 Financial Highlights
Net revenues for 2010 increased 2% to $1,801.7 million from $1,766.3 million in 2009. Revenues increased 3% on a constant currency basis, while the deconsolidation of an entity accounted for a 1% decline in revenues.
GAAP income from continuing operations attributable to common shareholders for 2010 was $124.5 million, or $3.09 per diluted share, a decrease of 7% from 2009. On an adjusted basis, as detailed in the reconciliation tables below, income from continuing operations for 2010 was $158.3 million, or $3.93 per diluted share, an increase of 15% from 2009.
GAAP net income attributable to common shareholders for 2010 was $201.1 million compared to $303.0 million in 2009. These results included income from discontinued operations, net of tax of $76.5 million in 2010, and income from discontinued operations, net of tax of $169.3 million in 2009.
GAAP cash flow from continuing operations for 2010 was $206.6 million as compared to $172.2 million in 2009. On an adjusted basis, as detailed in the reconciliation tables below, cash flow from continuing operations for 2010 was $186.8 million as compared to $269.7 million in 2009. Cash flow for 2010 was impacted by a $30 million pension contribution which the company elected to make in the third quarter to further improve the quality of the balance sheet.

Prepayment of 2004 Senior Notes
On February 14, 2011, the company issued notice to the holders of the 2004 senior notes of its election to prepay all of the $165.8 million in aggregate outstanding principal amount of the 2004 senior notes.
In connection with this prepayment election, on February 23, 2011, the company prepaid $101.8 million in aggregate principal amount of the 2004 senior notes. This consisted of $45.8 million of 6.66% senior notes due in 2011, $26.5 million of 7.14% senior notes due in 2014, and $29.5 million of 7.46% senior notes due in 2016. The company used available cash and borrowings under its revolving credit facility to prepay the notes, which included $9.1 million in accrued interest and make whole premiums.
The remaining $64.0 million in aggregate principal amount will be prepaid on March 16, 2011, together with the applicable accrued interest and make whole premiums. The company expects to use further borrowings under its revolving credit facility and available cash to fund the prepayment of the 2004 senior notes that remain outstanding.
Business Outlook for 2011
The company’s financial estimates for 2011 are as follows:
•	Revenue between $1.81 billion and $1.84 billion
•	Adjusted cash earnings per share in the range of $4.95 to $5.15

	Low	High

Diluted earnings per share attributable to common shareholders	$3.65	$3.85

Special items, net of tax	$0.45	$0.45

Diluted earnings per share excluding special items	$4.10	$4.30

Intangible amortization expense, net of tax	$0.70	$0.70

Amortization of debt discount on convertible notes, net of tax	$0.15	$0.15

Adjusted cash earnings per share	$4.95	$5.15

Longer-Term Growth and Profitability Objectives
With the portfolio transition to healthcare largely complete, we have increased our focus on delivering long-term growth and profitability. As such, we are targeting the achievement of the following objectives within the next five years:
•	Consolidated annual organic revenue growth of approximately 5%
•	Consolidated gross margins of approximately 55%
•	Consolidated research and development expense of approximately 5%
•	Consolidated operating margins of approximately 25%
We believe revenue growth will be achieved through the introduction of new products and product line extensions, expansion of our geographic reach, leveraging our existing distribution channels, further investment in our global sales and marketing groups and select acquisitions that enhance or expedite our development initiatives and our ability to increase our market share. We anticipate that margin expansion will be achieved through various initiatives which may include: consolidation of distribution facilities; efficiencies gained from the reduction of third-party vendors; consolidation and productivity improvements of manufacturing locations and customer service; and further initiatives to realize increased efficiencies with respect to general and administrative expenses. We expect that some of these benefits to be offset by increases in spending in research and development.

Conference Call Webcast and Additional Information
As previously announced, Teleflex will comment on its fourth quarter and year-end 2010 results and its 2011 Outlook on a conference call to be held today at 5:00 p.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until March 1, 2011, 12:00pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 84161006.
Additional Notes
Core revenue and growth include activity of a purchased company beyond the initial twelve months after the date of acquisition. Core revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period, and the activity of companies that have been divested within the most recent twelve month period.
Certain financial information is presented on a rounded basis, which may cause minor differences.
Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s research and development, selling, general and administrative expenses and non-controlling interest. Unallocated corporate expenses, gains or losses on sales of assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.
Segment results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income.
Notes on Non-GAAP Financial Measures
This press release includes financial measures which exclude the effect of charges associated with our restructuring programs and asset impairments, losses and other charges related to refinancing transactions, factory shut down costs, charges related to the Arrow acquisition, certain tax adjustments, (gain)/loss on sale of assets and other charges, the impact of changes in accounting rules, an income tax refund related to gains on a business divestiture, and intangible amortization expense. Adjusted cash earnings per share from continuing operations is defined as adjusted earnings per share from continuing operations plus intangible amortization expense and the amortization of debt discount on convertible notes. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

Fourth Quarter and Full Year Reconciliation of Income from Continuing Operations

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common shareholders	$28,513	$45,885	$124,545	$133,692
	$0.71	$1.15	$3.09	$3.35

Restructuring and impairment charges	1,196	1,644	2,875	18,472
Tax benefit	(360)	(349)	(1,012)	(3,266)

Restructuring and impairment charges, net of tax	836	1,295	1,863	15,206

	$0.02	$0.03	$0.05	$0.38

Losses and other charges (A)	22,048	703	54,790	5,052
Tax benefit	(8,126)	(261)	(19,992)	(1,871)

Losses and other charges net of tax	13,922	442	34,798	3,181

	$0.35	$0.01	$0.86	$0.08

Tax adjustments (B)	(2,939)	(9,404)	(2,939)	(14,802)

	$(0.07)	$(0.24)	$(0.07)	$(0.37)

Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$40,332	$38,218	$158,267	$137,277

	$1.00	$0.96	$3.93	$3.44

Amortization of debt discount on convertible notes, net	1,465	—	2,444	—

	$0.04	—	$0.06	—

Intangible amortization expense, net	6,883	7,528	27,822	28,131

	$0.17	$0.19	$0.69	$0.70

Cash income and diluted earnings per share excluding restructuring and impairment charges, losses and other changes, and tax adjustments	$48,680	$45,746	$188,533	$165,408

	$1.21	$1.14	$4.68	$4.14

(A)	In 2010, losses and other charges principally related to the prepayment of Teleflex’s outstanding senior notes issued in 2004 and 2007, and related transaction fees and expenses; factory shut down costs associated with the custom IV tubing product. In 2009, losses and other charges principally related to the loss on sale of assets and restructuring related costs associated with the Arrow acquisition.

(B)	The tax adjustments represents a benefit from the net reduction in income tax reserves and discrete tax benefits related primarily to the resolution of various uncertain tax provisions; the settlement of tax audits; and other adjustments to taxes recorded with respect to prior years, principally resulting from changes to tax law and adjustments to previously filed income tax returns.

Full Year Reconciliation of Cash Flow from Operations

	Twelve Months Ended	Twelve Months Ended
	Dec. 31, 2010	Dec. 31, 2009
	(Dollars in thousands)

Cash flow from operations as reported	$206,585	$172,189

Add: Impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing”	39,700	—

Add: Tax payments on gain on sale of ATI business	—	97,536

Less: Tax refund on sale of ATI business	59,499	—

Adjusted cash flow from operations	$186,786	$269,725

Net Debt Reconciliation

	Twelve Months Ended	Twelve Months Ended
	Dec. 31, 2010	Dec. 31, 2009
	(Dollars in thousands)

Note payable and current portion of long-term borrowings	$103,711	$4,008

Long term borrowings	813,409	1,192,491

Total debt	917,120	1,196,499

Less: cash and cash equivalents	208,452	188,305

Net Debt	$708,668	$1,008,194

About Teleflex Incorporated
Teleflex is a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety. Teleflex, which employs approximately 12,500 people worldwide, also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Caution Concerning Forward-looking Information
This press release contains forward-looking statements, including, but not limited to, statements relating to our intentions to increase our medical product revenue growth rate for the full year, as compared to 2010; the heightening of our focus on new product development; the incorporation of VasoNova’s technology into the Teleflex product line; efforts to increase returns and capitalize on our strengths in the marketplace; forecasted 2011 total revenue; adjusted total cash earnings per share; our longer-term growth and profitability objectives with respect to consolidated annual organic revenue growth, consolidated gross margins, consolidated research and development expense and consolidated operating margins; our expectations that revenue growth will be achieved through the introduction of new products and product line extensions, expansion of our geographic reach, leveraging our existing distribution channels, further investment in our global sales and marketing groups and select acquisitions that enhance or expedite our development initiatives and our ability to increase our market share; our anticipation that margin expansion will be achieved through various initiatives which may include: consolidation of distribution facilities; efficiencies gained from the reduction of third-party vendors; consolidation and productivity improvements of manufacturing locations and customer service; and further initiatives to realize increased efficiencies with respect to general and administrative expenses; and our expectation that increased spending in research and development will offset some of the benefits we expect to achieve. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.
###

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	December 31,	December 31,
	2010	2009
	(Dollars and shares in thousands,
	except per share)

Net revenues	$493,158	$486,171
Cost of goods sold	284,415	277,368

Gross profit	208,743	208,803
Selling, general and administrative expenses	131,547	119,913
Research and development expenses	12,451	11,271
Restructuring and other impairment charges	1,196	1,645
Net gain on sales of businesses and assets	(158)	—

Income from continuing operations before interest, loss on extinguishments of debt and taxes	63,707	75,974
Interest expense	21,321	20,993
Interest income	(224)	(634)
Loss on extinguishments of debt	16,276	—

Income from continuing operations before taxes	26,334	55,615
(Benefit) taxes on income from continuing operations	(2,537)	9,416

Income from continuing operations	28,871	46,199

Operating loss from discontinued operations	78,164	3,314
Taxes on income from discontinued operations	25,599	6,498

Income (loss) from discontinued operations	52,565	(3,184)

Net income	81,436	43,015
Less: Net income attributable to noncontrolling interest	358	314

Net income attributable to common shareholders	$81,078	$42,701

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.71	$1.15
Income (loss) from discontinued operations	$1.31	$(0.08)

Net income	$2.03	$1.07

Diluted:
Income from continuing operations	$0.71	$1.15
Income (loss) from discontinued operations	$1.30	$(0.08)

Net income	$2.01	$1.07

Dividends per share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	39,987	39,740
Diluted	40,313	40,013

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$28,513	$45,885
Income (loss) from discontinued operations, net of tax	52,565	(3,184)

Net income	$81,078	$42,701

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended
	December 31,	December 31,
	2010	2009
	(Dollars and shares in
	thousands,
	except per share)

Net revenues	$1,801,705	$1,766,329
Cost of goods sold	1,007,636	994,179

Gross profit	794,069	772,150
Selling, general and administrative expenses	475,321	454,233
Research and development expenses	42,621	36,685
Goodwill impairment	—	6,728
Restructuring and other impairment charges	2,875	15,057
Net (gain) loss on sales of businesses and assets	(341)	2,597

Income from continuing operations before interest, loss on extinguishments of debt and taxes	273,593	256,850
Interest expense	80,031	89,463
Interest income	(861)	(2,535)
Loss on extinguishments of debt	46,630	—

Income from continuing operations before taxes	147,793	169,922
Taxes on income from continuing operations	21,887	35,073

Income from continuing operations	125,906	134,849

Operating income from discontinued operations (including gain on disposal of $114,702 in 2010 and $272,307 in 2009)	125,626	282,146
Taxes on income from discontinued operations	49,077	102,984

Income from discontinued operations	76,549	179,162

Net income	202,455	314,011
Less: Net income attributable to noncontrolling interest	1,361	1,157
Income from discontinued operations attributable to noncontrolling interest	—	9,860

Net income attributable to common shareholders	$201,094	$302,994

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$3.12	$3.37
Income from discontinued operations	$1.92	$4.26

Net income	$5.04	$7.63

Diluted:
Income from continuing operations	$3.09	$3.35
Income from discontinued operations	$1.90	$4.24

Net income	$4.99	$7.59

Dividends per share	$1.36	$1.36

Weighted average common shares outstanding:
Basic	39,906	39,718
Diluted	40,280	39,936

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$124,545	$133,692
Income from discontinued operations, net of tax	76,549	169,302

Net income	$201,094	$302,994

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$208,452	$188,305
Accounts receivable, net	294,196	265,305
Inventories, net	338,598	360,843
Prepaid expenses and other current assets	28,831	21,872
Income taxes receivable	3,888	100,733
Deferred tax assets	39,309	58,010
Assets held for sale	7,959	8,866

Total current assets	921,233	1,003,934
Property, plant and equipment, net	287,705	317,499
Goodwill	1,442,411	1,459,441
Intangibles assets, net	918,522	971,576
Investments in affiliates	4,899	12,089
Deferred tax assets	358	336
Other assets	68,027	74,130

Total assets	$3,643,155	$3,839,005

LIABILITIES AND EQUITY
Current liabilities
Notes payable	$31,211	$3,997
Current portion of long-term debt	72,500	11
Accounts payable	84,846	94,983
Accrued expenses	117,488	97,274
Payroll and benefit-related liabilities	71,418	70,537
Derivative liabilities	15,634	16,709
Accrued interest	18,347	22,901
Income taxes payable	4,886	30,695
Deferred tax liabilities	4,433	—

Total current liabilities	420,763	337,107
Long-term borrowings	813,409	1,192,491
Deferred tax liabilities	370,819	398,923
Pension and postretirement benefit liabilities	141,769	164,726
Noncurrent liability for uncertain tax positions	62,602	109,912
Other liabilities	46,515	50,772

Total liabilities	1,855,877	2,253,931
Commitments and contingencies
Common shareholders’ equity
Common shares, $1 par value Issued: 2010 — 42,245 shares; 2009 — 42,033 shares	42,245	42,033
Additional paid-in capital	349,156	277,050
Retained earnings	1,578,913	1,431,878
Accumulated other comprehensive income (loss)	(51,880)	(34,120)

	1,918,434	1,716,841
Less: Treasury stock, at cost	135,058	136,600

Total common shareholders’ equity	1,783,376	1,580,241
Noncontrolling interest	3,902	4,833

Total equity	1,787,278	1,585,074

Total liabilities and equity	$3,643,155	$3,839,005

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,	December 31,
	2010	2009
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$202,455	$314,011
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(76,549)	(179,162)
Depreciation expense	48,372	53,631
Amortization expense of intangible assets	43,817	44,197
Amortization expense of deferred financing costs	7,750	5,511
Loss on extinguishments of debt	46,630	—
Gain on call options and warrants	(407)	—
Debt modification costs	2,843	—
Stock-based compensation	9,621	8,789
Net (gain) loss on sales of businesses and assets	(341)	2,597
Impairment of long-lived assets	—	5,788
Impairment of goodwill	—	6,728
Deferred income taxes, net	1,327	12,761
Other	(26,456)	3,062
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(56,296)	4,184
Inventories	(3,688)	28,229
Prepaid expenses and other current assets	(8,093)	170
Accounts payable and accrued expenses	(1,331)	(21,249)
Income taxes receivable and payable, net	16,931	(117,058)

Net cash provided by operating activities from continuing operations	206,585	172,189

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(33,537)	(28,668)
Payments for businesses and intangibles acquired, net of cash acquired	(82)	(643)
Proceeds from sales of businesses and assets, net of cash sold	181,550	314,513
Proceeds from (investments in) affiliates	476	—

Net cash provided by investing activities from continuing operations	148,407	285,202

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	490,000	10,018
Reduction in long-term borrowings	(716,570)	(357,608)
Debt and equity issuance and amendment costs	(65,226)	—
Increase (decrease) in notes payable and current borrowings	29,398	(1,452)
Proceeds from stock compensation plans	10,657	1,553
Payments to noncontrolling interest shareholders	(1,974)	(702)
Dividends	(54,312)	(54,022)
Purchase of call options	(88,000)	—
Proceeds from sale of warrants	59,400	—

Net cash used in financing activities from continuing operations	(336,627)	(402,213)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities	6,517	31,982
Net cash used in investing activities	(605)	(4,001)
Net cash used in financing activities	—	(11,075)

Net cash provided by discontinued operations	5,912	16,906

Effect of exchange rate changes on cash and cash equivalents	(4,130)	8,946

Net increase (decrease) in cash and cash equivalents	20,147	81,030
Cash and cash equivalents at the beginning of the year	188,305	107,275

Cash and cash equivalents at the end of the year	$208,452	$188,305

Information about continuing operations by business segment is as follows:

	Three Months Ended
	December 31,	December 31,
	2010	2009
	(Dollars in thousands)
Segment data:
Medical	$386,277	$391,246
Aerospace	59,134	51,644
Commercial	47,747	43,281

Segment net revenues	$493,158	$486,171

Medical	$63,133	$82,244
Aerospace	11,351	4,544
Commercial	2,324	3,011

Segment operating profit	76,808	89,799
Corporate expenses	12,421	12,494
Restructuring and other impairment charges	1,196	1,645
Net gain on sales of businesses and assets	(158)	—
Noncontrolling interest	(358)	(314)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	$63,707	$75,974

	Twelve Months Ended
	December 31,	December 31,
	2010	2009
	(Dollars in thousands)
Segment data:
Medical	$1,433,282	$1,434,885
Aerospace	173,518	163,318
Commercial	194,905	168,126

Segment net revenues	$1,801,705	$1,766,329

Medical	$276,145	$302,607
Aerospace	22,542	9,667
Commercial	17,947	10,751

Segment operating profit	316,634	323,025
Corporate expenses	41,868	42,950
Goodwill impairment	—	6,728
Restructuring and other impairment charges	2,875	15,057
Net (gain) loss on sales of businesses and assets	(341)	2,597
Noncontrolling interest	(1,361)	(1,157)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	$273,593	$256,850